Exhibit 99.1

Press Release

Source: Senetek PLC

Senetek PLC Resolves Dispute with Marketer of Pyratine-6™ on Most Favorable Terms

NAPA, Calif., June 30, 2008/ PRNewswire-First Call/ — Senetek PLC (OTCBB: SNKTY), a Life Sciences company engaged in the development of technologies that target the science of healthy aging, today announced it has reached an agreement to terminate its marketing agreement with Triax Aesthetics LLC (“Triax”) for Pyratine 6™ on most favorable terms. These terms include the return of $1,125,000 in cash from Triax and a service provider, return of all intellectual property, product inventory and promotional materials, access and ownership of all accounts opened, remittance of all proceeds of product sales through the agreement termination date, rights to use the Triax Aesthetics name for one year in conjunction with sales of existing packaged product inventory; and a non-competition agreement from Triax and certain related parties prohibiting them from selling any topical non monograph products used for antiaging purpose and/or in connection with acne rosacea for a period of two years.

A spokesperson for Triax Aesthetics commented “We sincerely believe that Pyratine-6™ is a product with significant advances over the competition in the marketplace. We agreed with Senetek that there are better candidates for the distribution of this product. We will do everything possible to help make Pyratine-6™ a continued success.”

*        *        *        *

About Senetek PLC

Senetek PLC (OTCBB: SNKTY) is a Life Sciences company engaged in the development of breakthrough technologies that target the science of healthy aging. The Company’s extensive research collaborations have resulted in a strong pipeline of patented compounds and products with broad therapeutic applications and a leading presence in dermatology. Senetek collaborates with established specialty pharmaceutical companies in the final development and marketing of its proprietary products, most recently resulting in the development of the best-selling anti-aging product sold in the North American physician market. For more information, visit the company’s website at http://www.senetekplc.com.

This news release contains statements that may be considered ‘forward-looking statements’ within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2007. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.

Company contact:

William O’Kelly

Chief Financial Officer

Senetek, PLC

1-707-226-3900 ext. 102

831A LATOUR COURT    •    NAPA, CALIFORNIA 94558    •    707.226.3900